                                                                    EXHIBIT 99.1

SALTON, INC. ELECTS JASON MUDRICK TO BOARD OF DIRECTORS

Lake Forest, Illinois (October 23, 2006) Salton, Inc. (NYSE:SFP) announced today that Jason Mudrick was elected to Salton's Board of Directors. Mr. Mudrick is a Portfolio Manager at Contrarian Capital Management, L.L.C., an investment firm based in Greenwich, CT. ("Contrarian"). Prior to joining Contrarian in 2001, Mr. Mudrick was an associate in the Mergers & Acquisitions Investment Banking Group at Merrill Lynch & Co. Mr. Mudrick has an undergraduate degree in political science from the College of the University of Chicago and a juris doctorate from Harvard Law School. Mr. Mudrick currently serves on the Board of Directors of Integrated Alarm Services Group, Inc., a publicly-held alarm monitoring and dealer services company, and Safety-Kleen Holdco., Inc., a private company in the industrial waste services industry.

"We are pleased to have Jason join Salton's Board," said Leonard Dreimann, Chief Executive Officer of Salton. "He has an understanding of Salton and the small household appliance industry and shares the Board's interest in maximizing stockholder value."

Contrarian is deemed the beneficial owner of approximately 2.6 million shares of Salton Common Stock. Mr. Mudrick has volunteered to forego compensation for his services on the Board of Directors.

ABOUT SALTON, INC.

Salton, Inc. is a leading designer, marketer and distributor of branded, high-quality small appliances, electronics, home decor and personal care products. Its product mix includes a broad range of small kitchen and home appliances, electronics for the home, tabletop products, time products, lighting products, picture frames and personal care and wellness products. The Company sells its products under a portfolio of well recognized brand names such as Salton(R), George Foreman(R), Westinghouse (TM), Toastmaster(R), Melitta(R), Russell Hobbs(R), Farberware(R), InGraham(R) and Stiffel(R). It believes its strong market position results from its well-known brand names, high-quality and innovative products, strong relationships with its customer base and its focused outsourcing strategy.